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                                  $ 1, 000,000


                                 LOAN AGREEMENT

                                     between

                             Clearwater Fund IV, LLC

                                       and

                         Bullet-Cougar Golf Corporation


                          Dated as of January 16, 1997


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

                                TABLE OF CONTENTS
                                                                            Page

SECTION 1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2.   Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
      2.01   Advance of Loan . . . . . . . . . . . . . . . . . . . . . . . .  11
      2.02   Repayment of Loan . . . . . . . . . . . . . . . . . . . . . . .  11
      2.03   Notices Relating to Loan. . . . . . . . . . . . . . . . . . . .  12
      2.04   Mandatory and Voluntary Prepayments . . . . . . . . . . . . . .  12
      2.05   Use of Proceeds of Loan . . . . . . . . . . . . . . . . . . . .  12
      2.06   Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      2.07   The Term Note . . . . . . . . . . . . . . . . . . . . . . . . .  13
      2.08   Payments; Application of Payments . . . . . . . . . . . . . . .  13
      2.09   Computations. . . . . . . . . . . . . . . . . . . . . . . . . .  14
      2.10   Net Payments. . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 3.   Conditions Precedent. . . . . . . . . . . . . . . . . . . . . .  15
      3.01   Conditions Precedent to the Loan. . . . . . . . . . . . . . . .  15

SECTION 4.   Representations and Warranties. . . . . . . . . . . . . . . . .  17
      4.01   Organizational Status . . . . . . . . . . . . . . . . . . . . .  17
      4.02   Organizational Power and Authority, Capital,
             etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
      4.03   No Violation. . . . . . . . . . . . . . . . . . . . . . . . . .  18
      4.04   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      4.05   Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .  18
      4.06   Governmental Approvals, etc . . . . . . . . . . . . . . . . . .  18
      4.07   Investment Company Act. . . . . . . . . . . . . . . . . . . . .  18
      4.08   Financial Condition; Financial Statements,
             Projections . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      4.09   Security Interests. . . . . . . . . . . . . . . . . . . . . . .  19
      4.10   Tax Returns and Payments. . . . . . . . . . . . . . . . . . . .  19
      4.11   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      4.12   Subsidiaries, etc . . . . . . . . . . . . . . . . . . . . . . .  20
      4.13   Patents, Copyrights, Trademarks, etc. . . . . . . . . . . . . .  20
      4.14   Compliance with Laws, etc . . . . . . . . . . . . . . . . . . .  20
      4.15   Properties. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      4.16   Collective Bargaining Agreements. . . . . . . . . . . . . . . .  20
      4.17   Indebtedness Outstanding. . . . . . . . . . . . . . . . . . . .  21
      4.18   Environmental Matters . . . . . . . . . . . . . . . . . . . . .  21
      4.19   Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      4.20   Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . .  22
      4.21   Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      4.22   Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

SECTION 5.   Affirmative Covenants . . . . . . . . . . . . . . . . . . . . .  23
      5.01   Information Covenants . . . . . . . . . . . . . . . . . . . . .  23
      5.02   Books, Records and Inspections. . . . . . . . . . . . . . . . .  26
      5.03   Maintenance of Property; Licenses; Insurance. . . . . . . . . .  26
      5.04   Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . .  27
      5.05   Maintain Existence. . . . . . . . . . . . . . . . . . . . . . .  27


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

      5.06   Compliance with Statutes, etc . . . . . . . . . . . . . . . . .  27
      5.07   Performance of Obligations. . . . . . . . . . . . . . . . . . .  27
      5.08   End of Fiscal Years; Fiscal Quarters. . . . . . . . . . . . . .  23
      5.09   Notice of Litigation. . . . . . . . . . . . . . . . . . . . . .  28
      5.10   Environmental Compliance. . . . . . . . . . . . . . . . . . . .  28

SECTION 6.   Negative Covenants. . . . . . . . . . . . . . . . . . . . . . .  29
      6.01   Changes in Business . . . . . . . . . . . . . . . . . . . . . .  29
      6.02   Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      6.03   Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . .  29
      6.04   Advances, Investments and Notes . . . . . . . . . . . . . . . .  29
      6.05   Prepayments of Indebtedness; Modification of
             Organizational Documents. . . . . . . . . . . . . . . . . . . .  30
      6.06   Dividends, etc. . . . . . . . . . . . . . . . . . . . . . . . .  30
      6.07   Transactions with Affiliates. . . . . . . . . . . . . . . . . .  30
      6.08   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . .  30
      6.09   Disposition of Assets . . . . . . . . . . . . . . . . . . . . .  30
      6.10   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
      6.11   Mergers and Acquisitions. . . . . . . . . . . . . . . . . . . .  31

SECTION 7.   Events of Default . . . . . . . . . . . . . . . . . . . . . . .  31
      7.01   Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
      7.02   Representations, etc. . . . . . . . . . . . . . . . . . . . . .  31
      7.03   Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
      7.04   Default Under Other Agreements. . . . . . . . . . . . . . . . .  31
      7.05   Bankruptcy, etc . . . . . . . . . . . . . . . . . . . . . . . .  32
      7.06   Security Documents. . . . . . . . . . . . . . . . . . . . . . .  32
      7.07   Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 8.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .  33
      8.01   Payment of Expenses, etc. . . . . . . . . . . . . . . . . . . .  33
      8.02   Right of Set-Off. . . . . . . . . . . . . . . . . . . . . . . .  34
      8.03   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
      8.04   Benefit of Agreement. . . . . . . . . . . . . . . . . . . . . .  35
      8.05   No Waiver; Remedies Cumulative. . . . . . . . . . . . . . . . .  35
      8.06   Governing Law; Submission to Jurisdiction; Venue  . . . . . . .  35
      8.07   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  36
      8.08   Headings Descriptive. . . . . . . . . . . . . . . . . . . . . .  36
      8.09   Amendment or Waiver . . . . . . . . . . . . . . . . . . . . . .  36
      8.10   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
      8.11   Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . .  36
      8.12   Independence of Covenants . . . . . . . . . . . . . . . . . . .  36
      8.13   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .  36
      8.14   Execution by Facsimile Transmission . . . . . . . . . . . . . .  36


EXHIBITS

      Exhibit A - Form of Borrowing Notice
      Exhibit B - Form of Coverage Ratio Certificate
      Exhibit C - Form of Term Note
      Exhibit D - Form of Security Agreement

      LOAN AGREEMENT dated as of January 16, 1997, between Bullet-Cougar Golf Corporation, a Nevada corporation (the "BORROWER") and Clearwater Fund IV, LLC, a Delaware limited liability company (the "LENDER").

                                   WITNESSETH:

         WHEREAS, the Borrower desires to borrow a principal amount   (the
"Principal Amount") of (a) One Million Dollars ($1,000,000) less (b) the DFS Claims Purchase Amount.

          WHEREAS, Borrower had advised Lender that it is about to file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code, 11 U.S.C.
Section 101 et seq. (as now or hereinafter in effect, or any successor thereto, the "BANKRUPTCY CODE") on or before January 31, 1997;

          WHEREAS, Borrower has requested that Lender make a loan to Borrower prior to the filing of such petition in the Principal Amount, subject to the terms and conditions of this Agreement; and

          WREREAS, Lender is prepared to a loan in the Principal Amount to Borrower, subject to the terms and conditions of this Agreement;

          NOW, THEREFORE, the parties hereto agree as follows:

          SECTION 1. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular, the plural, and in the plural, the singular:

          "Accounts" means all accounts, accounts receivable, leases, contract rights, chattel paper, choses in action and instruments, and other rights to receive payment, including any lien or other security interest that secures or may secure any of the foregoing, plus all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing, now owned or hereafter acquired by Borrower.

          "Affiliate," means, with respect to any Person, any other Person which, directly or indirectly, controls, including but not limited to, all directors, executive officers and general partners (and directors and executive officers of such general partner) or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other interests, by contract or otherwise) provided, that in any event any Person who owns, directly or indirectly ten (10%) percent or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or ten (10%) percent or more of the partnership or other interests of any other Person will be deemed to control such corporation or other Person.

          "Agreement" means this Loan Agreement, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

          "Asset Sale" means the sale, transfer, assignment, lease or other disposition by Borrower of any asset of Borrower to any Person.

          "Bankruptcy Code" has the meaning provided in the Preamble.

          "Bankruptcy Court" means the United States Bankruptcy Court having jurisdiction over Borrower's case under the Bankruptcy Code to the extent such case is filed on or before January 31, 1997.

          "Borrower's Common Stock" has the meaning provided in Section 4.02(b).

          "Borrowing Date" means the Business Day specified in a Borrowing Notice as the date on which Borrower requests Lender to make the Loan.

          "Borrowing Notice" has the meaning provided in Section 2.03.

          "Borrowing Rate" has the meaning provided in Section 2.06.

          "Business Day" means any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

          "Capital Lease" of any Person means any lease of or other agreement conveying the right to use any property (whether real, personal or mixed) by that Person as lessee or other like user which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

          "Capitalized Lease Obligations" of any Person means all obligations under Capital Leases of such Person, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "Cash" means money, currency or a credit balance in a Deposit
Account.

          "Cash Equivalents" means (i) securities issued, or directly and fully guaranteed, or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than three years from the date of acquisition, (ii) marketable direct obligations issued by any State of the United States of America, or any local government, or other political subdivision thereof rated (at the time of acquisition of such security) at least AA by Standard & Poor's Corporation ("S&P") or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's"), having maturities of not more than one year from the date of acquisition, (iii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or any bank whose short-term commercial paper rating (at the time of acquisition of such security) by S&P is at least A-1 or the equivalent thereof or by Moody's is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (iv) commercial paper and variable or fixed rate notes issued by any Approved Bank or by the parent company of any Approved Bank and (v) commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of acquisition of such security) of at least AA or the equivalent thereof by S&P or at least the equivalent thereof by Moody's, and in each case maturing within one year after the date of acquisition.

          "CERCLA" has the meaning ascribed to such term in Section 4.18(b).

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

          "Collateral" means all of the Collateral as defined in the Security Documents.

          "Contingent Obligations" means, as to any Person, without duplication, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the maximum amount that such Person may be obligated to expend pursuant to the terms of such Contingent Obligation or, if such Contingent Obligation is not so limited, the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Coverage Ratio" means, as of the date of determination thereof, the ratio of (x) all Eligible Collateral to (y) the sum of (i) the then outstanding principal amount of the Loan and (ii) the DFS Claims Purchase Amount.

          "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "DFS" means Deutsche Financial Services Corporation, a secured creditor of the Borrower pursuant to the Business Financing Agreement between DFS and the Borrower, dated August 25, 1995 (the "DFS Financing Agreement"), pursuant to which the Borrower is obligated to DFS in the amount of approximately $225,000 (the "DFS Debt").

          "DFS Assigned Claim" means the claim held by DFS against Borrower represented by the DFS Debt that remains outstanding after application of the value of the CD (as defined below), which claim DFS may sell and assign to Lender in exchange for the DFS Claims Purchase Amount.

          "DFS Claims Purchase Amount" means the amount by which the DFS Debt exceeds the value of that certain certificate of deposit (the "CD") owned by the Borrower and held by the Bank of Orange in the amount of approximately $222,938.39 plus if the purchase by Lender of DFS Assigned Claim is not consummated by January 16, 1997, $54.62 for each day during the period from and including January 17, 1996 through and including the date, if any, that the purchase by Lender of the DFS Assigned Claims is consummated.

          "Dollar(s)" and "$" means lawful money of the United States of America.

          "Eligible Accounts" means, on any date of determination, all Accounts of Borrower deemed eligible by the Lender for inclusion in the calculation of "Coverage Ratio". In determining the amount of any "Eligible Account" the face amount thereof shall be included in the calculation, reduced by the amount of all returns, discounts, deductions, claims, charges, credits or other allowances. Unless otherwise approved by Lender in writing, for purposes of this Agreement, an Account shall not be deemed an "Eligible Account" if it satisfies any of the following conditions: (i) is created from the sale of goods or services on non-standard terms or allows for payment to be made more than one hundred twenty (120) days from the date of sale; (ii) has remained unpaid for a period in excess of sixty (60) days from the due date specified in the invoice;
(iii) is an Account of an obligor with fifty percent (50%) or more of the outstanding balances of such obligor's Account unpaid for more than ninety (90) days from the date of invoice; (iv) is an Account of an obligor who is an Affiliate of the Borrower, or who has common shareholders, officers, directors, owners, partners or members with the Borrower; (v) is for a sale on a bill-and-hold, sale-and-return, sale on approval or consignment basis; (vi) is an Account for which the payment is or may be conditional; (vii) is an Account for which the obligor is not a commercial or institutional entity; (viii) is not genuine;
(ix) is evidenced by a judgment or promissory note or similar instrument or agreement; (x) does not represent an undisputed bona fide transaction completed in accordance with the terms of the invoices and purchase orders relating thereto; (xi) does not represent goods sold or services rendered which have been delivered or rendered to and accepted by the obligor; (xii) is not in amounts accurately represented on the schedules, books, records and all invoices provided to Lender with respect thereto or payment of any amount owing to Borrower on such Account is contingent; (xiii) is subject to offset, counterclaim or dispute existing or asserted with respect thereto, or Borrower has made any agreement with any obligor for any deduction or discount of the sum payable thereunder except regular discounts allowed by Borrower in the ordinary course of its business for prompt payment; (xiv) is, with respect to the validity or enforceability thereof, impaired in any way by any facts or events or the amount payable thereunder has been reduced from the amount shown on the schedules, books and records and the invoices and statements delivered to Lender with respect thereto; (xv) is created or authorized by any Person acting on behalf of the obligor thereon who lacks the authority to bind the obligor; (xvi) is in respect of goods sold and transferred that are subject to any Lien other than a Permitted Encumbrance; (xvii) is in respect of goods sold and transferred to an obligor with respect to whom there are proceedings or actions known to Borrower which are threatened or pending against such obligor and which might have a material adverse effect on such obligor's financial condition; (xviii) represents goods or services sold to a consumer for a personal, family or household purpose; (xix) represents goods used for demonstration purposes or loaned by the Borrower to another Person; (xx) is a progress payment, barter or contra account; (xxi) the obligor is (or its assets are) the subject of any insolvency, bankruptcy, receivership, trusteeship, custodianship, liquidation or other similar plan or arrangement with its creditors, voluntary or involuntary; and (xxii) is an Account in excess of $50,000 and has been determined by Lender in its reasonable discretion to be ineligible to inclusion in the calculation of "Eligible Account".

          "Eligible Collateral" means at any time, the sum of Eligible Accounts plus Inventory Value.

          "Environment" means soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

          "Environmental Condition" means any condition, with respect to the Environment, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability, to or against Borrower or Lender, by any third party (including, without limitation, any government entity) , including, without limitation, any condition resulting from the operation of Borrower's business and/or the operation of the business of any other property owner or operator in the vicinity of any Facilities and/or any activity or operation formerly conducted by any person or entity on or off any Facilities.

          "Environmental Laws" means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, agreements and similar items, of or with any and all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including, without limitation:

          (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9061 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251, et seq.; and analogous state laws and regulations;

          (b) any requirement, including, but not limited to, those pertaining to reporting, licensing, permitting, investigation and remediation of any emission, discharge, Release or Threatened

Release of Hazardous Substances into the Environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; and

          (c) all requirements pertaining to the protection of the health and safety of employees or the public.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate", means any entity, whether or not incorporated, which is under common control or would he considered a single employer with Borrower within the meaning of Section 414(b), (c), (m), (n) or (o) of the Code and regulations promulgated under those sections or within the meaning of section 4001(b) of ERISA and regulations promulgated under that section.

          "Event of Default" has the meaning ascribed to such term in Section 7.

          "Facilities" means the premises, owned or occupied by Borrower and the business, operations and activities conducted thereon or in connection therewith and includes both the land and the physical structures.

          "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time.

          "Governmental Authority" means any federal, state, local or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body or any subdivision thereof.

          "Hazardous Substances" means (a) any toxic substance or hazardous waste substance or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent; (c) any substance, gas, vapor, energy, radiation, material or chemical which is or may be defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes" or words of similar import under any Environmental Laws and (d) any other chemical, material, gas, vapor, energy radiation, or substance, the exposure to or release of which is or may he prohibited, limited or regulated by any governmental or quasi-governmental entity or authority that asserts or may assert jurisdiction over any of the locations at which Borrower has heretofore engaged in any activities, or will engage in any activities, or the operations or activity at the Facilities, or any chemical, material, gas, vapor, energy, radiation, or substance that does or may pose a hazard to the health and/or safety of the occupants of the Facilities or the owners and/or occupants of property adjacent to or surrounding the Facilities.

          "Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed by such first Person, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, and (viii) all Contingent Obligations of such Person; provided that Indebtedness shall not include trade payables, accrued expenses, deferred taxes and accrued income taxes, in each case arising in the ordinary course of business. For purposes of clause (iv) above (where the relevant Indebtedness has not been assumed by such first Person), the amount of Indebtedness is equal to the lesser of the amount of Indebtedness secured or the fair market value of the property subject to the Lien.

          "Intellectual Property" has the meaning ascribed to such term in
Section 4.13.


          "Inventory" means Borrower's presently owned and hereafter acquired goods which are held for sale or lease.

          "Inventory Value" means the lower of cost or market value of Borrower's Inventory, calculated on a first in, first out basis in accordance with GAAP.

          "Knowledge" means with respect to the Borrower, what the principal officers of any of them know or should have known given diligent inquiry.

          "Lender" has the meaning ascribed to such term in the recitals hereof.

          "Lender's Office" means 611 Druid Road East #200, Clearwater, Florida 34616.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien, claim, hypothecation, assignment for security or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

          "Loan Documents" means this Agreement, the Security Documents and the Term Note.

          "Material Agreement" has the meaning ascribed to such term in Section
4.19 hereof.

          "Material Adverse Effect" means, (i) any material adverse effect
(both before and after giving effect to the transactions contemplated hereby and by the other Loan Documents) with respect to the operations, business, properties, assets, nature of assets, liabilities (contingent or otherwise), financial condition or prospects of Borrower, or (ii) any fact or circumstance (whether or not the result thereof would be covered by insurance) as to which, singly or in the aggregate, there is a reasonable likelihood of (x) a material adverse change described in clause with respect to Borrower, (y) the inability of Borrower to perform in any material respect its Obligations hereunder or under any of the other Loan Documents or the inability of Lender to enforce in any material respect their rights purported to be granted hereunder or under any of the other Loan Documents or the Obligations (including realizing on the Collateral) , or (z) a material adverse effect on the ability to effect (including hindering or unduly delaying) the other transactions contemplated hereby and by the Loan Documents on the terms contemplated hereby and thereby.

          "Maturity Date" means July 31, 1997 unless Borrower fails to file a voluntary petition for relief under chapter 11 of the Bankruptcy Code on or before January 31, 1997, in which event the Maturity Date shall be January 31, 1997.

          "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a) (3) of ERISA with respect to which Borrower or any of its ERISA Affiliates is or has been required to contribute.

          "Obligations" means all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to Lender pursuant to the terms of this Agreement or any other Loan Document, including without limitation, all obligations pursuant to Section 8.01 hereof and Sections 9 and 13 of the Security Agreement or secured by any of the Security Documents and pursuant to the DFS Assigned Claim.

          "Pension Plan" means any employee benefit pension plan as defined in
Section 3 (2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA and that is or has been maintained by or to which contributions are or have been made by Borrower or any of its ERISA Affiliates.

          "Permitted Encumbrances" has the meaning provided in Section 6.02.

          "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

          "Petition Date" means the date, if any, that the Borrower shall file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

          "Post-Default Rate" means in respect of any amount payable under this Agreement or any other Loan Document which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to a rate which is two (2%) percent per annum in excess of the Borrowing Rate.

          "Real Property" means all right, title and interest of Borrower (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by the Borrower together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

          "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulations T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances on, under, from or around any Facilities.

          "Security Agreement" means the General Security Agreement to be executed by Borrower in favor of Lender substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

          "Security Documents" means the Security Agreement and any other documents, agreements or instruments utilized to pledge as Collateral for the Obligations any property or assets of whatever kind or nature.

          "Subsidiary" of any Person means and includes (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

          "Taxes" has the meaning ascribed to such term Section 2.10.

          "Term Loan" has the meaning ascribed to such term in Section 2.01.

          "Term Note" has the meaning ascribed to such term in Section 2.07(a).

          "Threatened Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

          "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

          SECTION 2. Term Loan.

          2.01   Advance of Term Loan.

          (a) subject to the terms and conditions of this Agreement, Lender agrees to make a loan (the "Term Loan") to Borrower in the Principal Amount at any time during the period from the date hereof to the Petition Date.

          (b) On the Borrowing Date, Lender will deliver the amount of the Term Loan in immediately available funds to an account specified by Borrower in the Borrowing Notice.

          2.02 REPAYMENT OF TERM LOAN. The outstanding principal amount of the Term Loan shall be repaid in full, together with accrued and unpaid interest thereon, on the Maturity Date.

          2.03 NOTICES RELATING TO TERM LOAN.

          (a) Borrower shall give Lender written notice, substantially in the form of Exhibit A (a "BORROWING NOTICE") of borrowing of the Term Loan, which Borrowing Notice shall be irrevocable, and shall be effective only if received by Lender no later than 1:00 p.m. New York City time, one (1) Business Day prior to the date of such requested borrowing.

          (b) The Borrowing Notice from Borrower shall be accompanied by a report of Borrower in the form of Exhibit B, certified on behalf of Borrower by its Chief Financial Officer, Treasurer or another executive officer, setting forth a calculation of the Coverage Ratio for Borrower (a "COVERAGE RATIO CERTIFICATE") as of a date no more than three (3) days prior to such Borrowing Date.

          2.04 MANDATORY AND VOLUNTARY PREPAYMENTS.

          (a) In the event that the Coverage Ratio for Borrower at any time is less than 2.00 to 1.00, Borrower shall, within three (3) Business Days of such occurrence, prepay the Term Loan in the amount necessary to increase the Coverage Ratio to 2.00 to 1.00.

          (b) Borrower shall have the right to prepay the Term Loan from time to time, in whole or in part, provided that (i) Borrower shall give Lender notice of each such prepayment as provided in Section 2.03(a) and (ii) each such voluntary partial prepayment shall be in an aggregate principal amount of at least $100,000, or such lesser amount which repays the Term Loan in full.

          (c) All prepayments of the Term Loan, shall be made together with all interest accrued on the amount prepaid through the date of prepayment.

          2.05 USE OF PROCEEDS OF TERM LOAN. The proceeds of the Term Loan shall be used by the Borrower to pay for the expenses described in Schedule 2.05 hereto.

          2.06 INTEREST.

          (a) Borrower shall pay interest on the unpaid principal amount of the Term Loan, for the period commencing on the date such

Term Loan is made, until the Term Loan shall be paid in full, at the rate of 9.5% per annum (the "BORROWING RATE").

          (b) Notwithstanding the foregoing, Borrower shall pay interest on the Term Loan or any installment thereof, and on any other amount payable by the Borrower hereunder (to the extent permitted by law) , which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full at the Post-Default Rate.

          (c) Except as provided in the next sentence, accrued interest on the Term Loan shall be payable on the following dates (each, an "INTEREST PAYMENT DATE"): (i) monthly in arrears on the tenth day of each new calendar month commencing on the tenth day of the first full calendar month following the Borrowing Date, (ii) on the Maturity Date and (iii) on the date of each prepayment of the Term Loan. Interest which is payable at the Post-Default Rate shall be payable from time to time on demand of Lender.

          (d) Anything in this Agreement or the Term Note to the contrary notwithstanding, the obligation of Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to Lender to the extent that Lender's receipt thereof would not be permissible under the law or laws applicable to Lender limiting rates of interest which may he charged or collected by Lender. Any such payments of interest which are not made by the Borrower as a result of the limitation referred to in the preceding sentence shall be made by Borrower to Lender on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to Lender limiting rates of interest which may be charged or collected by Lender. Such deferred interest shall not bear interest.

          2.07 THE TERM NOTE.

          (a) The Term Loan shall be evidenced by a single promissory note (the "TERM NOTE") made by Borrower and payable to Lender in the, substantially in the form of Exhibit C hereto, dated the date hereof, in the Principal Amount, and otherwise duly completed. Lender shall be permitted to endorse on the schedule attached to the Term Note (or any continuation thereof) the amount of all payments on account of the Term Loan. All entries shall be presumed correct, absent manifest error. Notwithstanding the foregoing, the failure by Lender to make such entries shall not affect the rights of Lender or the Obligations of Borrower hereunder or thereunder.

          2.08 PAYMENTS; APPLICATION OF PAYMENTS.

          (a) All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made in Dollars, in immediately available funds, to Lender at Lender's Office no later than 1:00 p.m. , New York City time, on the dates on which such payments shall become due or by wire transfer into an account designated by Lender from time to time.

          (b) All payments received by Lender hereunder shall be applied FIRST, to pay all fees, costs and expenses of Lender then due and payable hereunder, SECOND, to pay accrued and unpaid interest on the Term Loan, and THIRD, to repay the outstanding principal balance of the Term Loan.

          (c) If any payment hereunder or under any other Loan Document falls due on a day which is not a Business Day, such due date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

          2.09 COMPUTATIONS. Interest on the Term Loan and fees payable pursuant to this Agreement and the other Loan Documents shall be computed, for actual days elapsed, as if each full calendar year consisted of 360 days.

          2.10 NET PAYMENTS.

          (a) All payments by Borrower under this Agreement or under any other Loan Document shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax on or measured by the income of Lender pursuant to the income tax laws of the United States or of any other jurisdiction (collectively, "TAXES")) shall not be less than the amounts otherwise specified to be paid under this Agreement and/or any other Loan Document. A certificate as to the calculation of any additional amounts payable to Lender under this Section 2.10 submitted to Borrower by Lender shall, absent manifest error, be final, conclusive and binding for all purposes upon all parties hereto. With respect to each deduction or withholding for or on account of any Taxes, Borrower shall promptly furnish to Lender such certificates, receipts and other documents as may be required (in the reasonable judgment of Lender) to establish any tax credit to which Lender may be entitled.

          (b)  Without prejudice to the provisions of paragraph (a) of this
Section 2.10, if Borrower is required by law to make any payment on account of Taxes on or in relation to any sum received or receivable under this Agreement and/or the other Loan Documents by Lender or any liability for Tax in respect of any such payment is imposed, levied or assessed against Lender, Borrower will promptly indemnify such Person against such Tax payment or liability, together with any interest, penalties and reasonable expenses (including counsel fees and expenses) payable or incurred in connection therewith, including any tax arising by virtue of payments under this
Section 2.10(b), computed in a manner consistent with paragraph (a) of this
Section 2.10. A certificate by Lender as to the calculation and amount of such payments shall, absent manifest error, be final, conclusive and binding upon all parties hereto for all purposes.

          SECTION 3. CONDITIONS PRECEDENT.

          3.01 CONDITIONS PRECEDENT TO THE TERM LOAN. The obligation of Lender to make the Term Loan hereunder is subject to the satisfaction of each of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Borrower made in this Agreement and the other Loan Documents, and each of the representations and warranties of Borrower or any officer of Borrower contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, shall be true and correct when made and on the Borrowing Date of the Term Loan (unless such representations and warranties expressly relate to an earlier date).

          (b) PERFORMANCE; NO DEFAULT. Borrower shall have performed and complied with all agreements and conditions contained in the Loan Documents required to be performed or complied with by it and after giving effect to the Term Loan (and the application of the proceeds thereof as contemplated by this Agreement) no Default or Event of Default shall have occurred and be continuing.

          (c) OFFICER'S CERTIFICATE. Lender shall have received certificates dated such date executed by the Chief Executive officer of Borrower stating that all of the applicable conditions set forth in paragraphs (a) and (b) of this section 3.01 have been satisfied or waived as of such date.

          (d) BORROWING NOTICE; COVERAGE RATIO CERTIFICATE. Lender shall have received (i) the Borrowing Notice related to the Term Loan and (ii) a Coverage Ratio Certificate which certifies that the Coverage Ratio of Borrower, after giving effect to the Term Loan and the DFS Claims Purchase Amount, if any, shall not be less than 2.00 to 1.00.

          (e) CORPORATE PROCEEDINGS AND DOCUMENTS. Lender shall have received a certificate executed by the Secretary of Borrower, certifying as to: (i) evidence of all corporate action taken by

Borrower to authorize the borrowing of the Term Loan and the execution, delivery and performance of each of the Loan Documents, as appropriate; and (ii) an incumbency certificate (with specimen signatures) with respect to each of the officers of Borrower.

          (f) ORGANIZATIONAL DOCUMENTS; GOOD STANDING. Lender shall have received copies of (i) the Certificate of Incorporation of Borrower certified by the Secretary of State of the State of Nevada as of a recent date, (ii) the bylaws (the "Bylaws") of Borrower certified as of such date by the Secretary of Borrower, and (iii) a certificate of good standing from the State of Nevada, as of a recent date, indicating that Borrower is in good standing in such state.

          (g) TERM NOTE. Lender shall have received the Term Note, duly executed and completed by Borrower.

          (h) SECURITY DOCUMENTS. The Security Documents shall have been duly executed and delivered by the respective parties thereto, and there shall have been delivered to Lender (i) evidence of the filing of appropriate financing statements or comparable documents under the provisions of the UCC in each of the offices where such filing is necessary or appropriate to grant to Lender a perfected first priority Lien on the Collateral superior to and prior to the rights of all third persons and subject to no other Liens, (ii) certified copies of Requests for Information (Form UCC-11 or the equivalent) , or equivalent reports or lien search reports listing all effective financing statements or comparable documents which name Borrower as debtor and which are filed in those jurisdictions in which any of the Collateral is located and the jurisdictions in which Borrower's principal place of business is located, none of which shall encumber the Collateral covered or intended or purported to be covered by the Security Documents and (iii) delivery of such other security and other documents as may be necessary or, in the opinion of Lender, desirable to perfect the Liens created, or purported or intended to be created, by the Security Documents.

          (i) CONSENTS ETC. All material Governmental Authority and third party approvals and consents, if any, in connection with the transactions contemplated by the Loan Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority, and evidence thereof shall be delivered to Lender. There shall not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of the Term Loan.

          (j) LEGAL MATTERS. All legal matters incident to the making of the Term Loan shall be satisfactory to counsel to Lender.

          (k) INSURANCE. Lender shall have received evidence that Borrower is in compliance with Section 5.03 and that Lender is named as loss payee or co-insured, as applicable, under all such insurance policies.

          (l) DFS DEBT. The DFS Debt shall have been purchased and the DFS Financing Agreement and all collateral therefor shall have been assigned to or acquired by Lender.

          (m) TERMINATION OF FINANCING STATEMENTS. Lender shall have received copies of stamped, filed Form UCC-2'S evidencing that the following financing statements filed by Bank of Orange with the Secretary of State of the State of California on Form UCC-1 have been terminated: #9518647; #9602770; #9605503; #961036057; #9606060421 and 9536360672.

          (n) OTHER ITEMS. Borrower shall provide such other certificates, approvals, documents, opinions and agreements as Lender shall reasonably request.

All of the certificates, other documents and papers referred to in this Section 3.01, unless otherwise specified, shall be satisfactory in form and substance to Lender.

          SECTION 4. REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement and make the Term Loan provided for herein, Borrower makes the following representations and warranties to Lender, all of which shall survive the execution and delivery of this Agreement and the making of the Term Loan.

          4.01 ORGANIZATIONAL STATUS. Borrower (i) is a duly organized and validly existing corporation under the laws of the State of Nevada and has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) is in good standing in its jurisdiction of organization and is duly qualified or authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified or authorized would not have a Material Adverse Effect.

          4.02 ORGANIZATIONAL POWER AND AUTHORITY, CAPITAL, ETC. (a) Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents and has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. This Agreement constitutes, and each other Loan Document (when executed and delivered by Borrower) will constitute, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

          (b) The authorized capital stock of the Borrower consists of 1,000 shares of common stock (the "BORROWER'S COMMON STOCK"), no par value, of which, as of the date hereof, 1,000 shares have been issued and are outstanding. All of such issued shares have been duly and validly authorized, and are fully paid and nonassessable. No shares of Borrower's Common Stock are entitled to preemptive rights under the Certificate of Incorporation or any Material Agreement. There are no outstanding warrants, scrip, rights to subscribe to, call, or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of the Borrower's Common Stock, or contracts, commitments, understandings, or arrangements by which the Borrower is or may become bound to issue additional shares of Borrower's Common Stock or any other capital stock.

          4.03 NO VIOLATION. Neither the execution, delivery and performance by Borrower of any of the Loan Documents, nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Borrower (or the Liens created by the Security Documents) pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower is a party or by which the property or assets are bound or to which they may be subject, or (iii) will violate any provision of the Bylaws or the Certificate of Incorporation of Borrower.

          4.04 LITIGATION. Except as set forth in Schedule 4.04, there are no actions, judgments, suits or proceedings pending or, to Borrower's Knowledge, threatened as to which there is a reasonable possibility of a Material Adverse Effect.

          4.05 USE OF PROCEEDS. The use of the proceeds of the Term Loan will not violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

          4.09 GOVERNMENTAL APPROVALS, ETC. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any third party or any Governmental Authority (other than those orders, consents, approvals, licenses, authorizations or validations which have previously been obtained (including, without limitation, the Financing Order) and except for filings to perfect security interests granted pursuant to the Security Documents), is required to authorize or is required in connection with (i) the execution, delivery and performance of any Loan Document or the transactions contemplated therein or (ii) the legality, validity, binding effect or enforceability of any Loan Document. Except as set forth on Schedule 4.06, there does not exist any judgment, order, injunction or other restraint issued or filed with respect to the performance by Borrower of its obligations under the Loan Documents.

          4.07 INVESTMENT COMPANY ACT. Borrower is not, and after giving effect to the transactions contemplated hereby will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          4.08 FINANCIAL CONDITION; FINANCIAL STATEMENTS; PROJECTIONS. Borrower has furnished to Lender complete and accurate copies of (i) the audited balance sheet of Borrower at February 29, 1996 and February 28, 1995 and the audited statements of operations, shareholders' equity and cash flows for the years ended February 29, 1996 and February 28, 1995, together with the opinion thereon of Arthur Andersen LLP and (ii) the unaudited balance sheet of borrower at November 30, 1996, and the unaudited statements of operations, shareholders' equity and cash flows for the nine month period ended November 30, 1996 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis, during the respective periods, except as therein noted.
The Financial Statements present fairly the financial position of Borrower as of such dates and the results of operations and changes in cash flows and shareholders' equity for such periods. Borrower does not have any material obligation or liability, individually or in the aggregate, of the nature required to be disclosed in financial statements prepared in accordance with GAAP that is not disclosed in the Financial Statements. Except as set forth in Schedule 4.08, subsequent to November 30, 1996, there has been no material adverse change in the financial position or operations of Borrower.

          4.09 SECURITY INTERESTS. The Security Documents will create, in favor of Lender, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected first priority Lien upon all of the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens except as provided in Section 6.02. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made prior to or contemporaneously with the execution and delivery thereof, except as provided in Section 3.01 (h) hereof.

          4.10 TAX RETURNS AND PAYMENTS. Borrower has filed all tax returns required to be filed by it. Borrower has paid all federal, state, local and foreign income taxes (including, without limitation, franchise taxes based upon income) which have become due. Borrower knows of no proposed tax assessment against it that could reasonably be expected to have a Material Adverse Effect.

          4.11 ERISA. (a) Borrower and each of its ERISA affiliates, if any, are in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans. Neither Borrower nor any of its ERISA Affiliates, if any, maintains, contributes to or is obligated to contribute to, or during the last five years has maintained, contributed to or was obligated to contribute to, any Pension Plan or Multiemployer Plan.

          (b) The execution, performance and delivery of the Loan Documents by any party thereto will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption therefrom is not available.

          4.12 SUBSIDIARIES ETC. Since its formation, Borrower has not had or formed any Subsidiaries and Borrower currently has no Subsidiaries and is not a partner in any partnership. Schedule 4.12 sets forth all fictitious and trade names used by Borrower during the past two (2) years. Schedule 4.12 sets forth all fictitious and trade names used by Borrower during the past two (2) years.

          4.13 PATENTS, COPYRIGHTS, TRADEMARKS, ETC. Schedule 4.13 sets forth all patents, copyrights, trademarks and service marks owned or possessed by Borrower. Borrower owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets and know-how (collectively, the "INTELLECTUAL PROPERTY"), that are necessary for the operation of its respective businesses as proposed to be conducted. No claim is pending, or to Borrower's Knowledge threatened, to the effect that Borrower infringes upon or conflicts with the asserted rights of any other person under any Intellectual Property, which, if adversely determined, would have a Material Adverse Effect, and there is no basis for any such claim (whether or not pending or threatened). No claim is pending, or to Borrower's Knowledge threatened, to the effect that any such Intellectual Property owned or licensed by Borrower or which Borrower otherwise has the right to use is invalid or unenforceable by Borrower, which, it adversely determined, would have a Material Adverse Effect, and there is no basis for any such claim (whether or not pending or threatened).

          4.14 COMPLIANCE WITH LAWS, ETC. Borrower is in compliance with all material laws and regulations of all Governmental Authorities.

          4.15 PROPERTIES. Borrower does not own any Real Property. Borrower owns or has valid leasehold interests in all of its properties and assets, free and clear of all Liens except for Permitted Encumbrances. Borrower holds all material licenses, permits, leases, certificates of occupancy or operation and similar certificates and clearances of municipal and other authorities necessary to own and operate its properties.

          4.16 COLLECTIVE BARGAINING AGREEMENTS. There are not currently any collective bargaining or similar agreements applicable to Borrower.

          4.17 INDEBTEDNESS OUTSTANDING. No Indebtedness of Borrower (other than the Term Loan, the Term Note, the DFS Assigned Claim and certain intercompany payables) will be outstanding immediately after the Borrowing Date.

          4.18 ENVIRONMENTAL MATTERS.

          (a) Borrower is fully familiar with the present, and, after due inquiry, it is familiar with the prior uses of all Real Property which it owns or has previously owned, and from which it has operated its business ("FACILITIES") , it has no knowledge that there have ever been any Hazardous Substances used, handled, manufactured, generated, produced, stored, treated, processed, transferred, or disposed of at, on or from the Facilities, except in compliance with all applicable Environmental Laws and that no Release or Threatened Release has occurred at, on or from the Facilities.

          (b) The activities, operations and business carried out at or on the Facilities, including, but not limited to, any past or ongoing alterations or improvements at the Facilities is, and at all times has been in compliance with all Environmental Laws, that no further action is required to remedy any Environmental Condition or violation of any Environmental Laws, or to be in full compliance with any Environmental Laws, and that no Lien has been imposed on the Facilities by any federal, state or local governmental or quasi-governmental entity in connection with any Environmental Condition, the violation or threatened violation of any Environmental Laws or the presence of any Hazardous Substances on or off the Facilities.

          (c) Borrower has not received notice of any pending or threatened litigation or proceedings before any administrative agency in which any Person alleges the violation or threatened violation of any Environmental Laws or the presence, Release, Threatened Release or placement on, at or from the Facilities of any Hazardous Substances, or of any facts which would give rise to any such action, nor has Borrower (a) received any notice (and Borrower has no actual or constructive knowledge) that any Governmental Authority has determined, threatens to determine or any Hazardous Substances, or of any facts which would give rise to any such action, nor has Borrower (a) received any notice (and Borrower has no actual or constructive knowledge) that any Governmental Authority has determined, threatens to determine or requires an investigation to determine that there has been a violation of any Environmental Laws at, on, or in connection with the Facilities or that there exists a presence, Release, Threatened Release or placement of any Hazardous Substances on or at the Facilities, or the use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Substances at, on or from the Facilities; (b) received any notice under the citizen suit provision of any Environmental Law in connection with the Facilities; or (c) received any request for inspection, request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with the violation or threatened violation of any Environmental Laws or existence of Hazardous Substances relating to the Facilities.

     (d) No Facility used, owned or leased by Borrower is (i) listed or proposed for listing on the National Priorities List under CERCLA or is (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained under any Environmental Law by any Governmental Authority.

     4.19 AGREEMENTS.

     (a) Set forth on Schedule 4.19 hereto is a description of each material agreement to which Borrower is a party or by which it or its assets or properties may be bound (the "MATERIAL AGREEMENTS"). Unless otherwise noted on Schedule 4.19, each Material Agreement is in full force and effect and Borrower has performed all obligations required to be performed by it thereunder and no event of default has occurred thereunder which would entitle the other party thereto to terminate such Material Agreement or accelerate Borrower's obligations thereunder, and no event has occurred which, with the lapse of time or the giving of notice or both, would constitute an event of default by Borrower thereunder, or to the Knowledge of Borrower, by any other party to any Material Agreement.

     (b) Unless listed Schedule 4.19, Borrower is not a party to or bound by, nor are any of its assets or properties bound by, any agreement, order or judgment which has the reasonable possibility of having a Material Adverse Effect.

     (c) Borrower has the exclusive authority and right to purchase the Aldila springloaded tip graphite golf club shafts made exclusively for Borrower and to incorporate such golf club shafts into Borrower's products.

on behalf of Borrower in connection with this Agreement or the transactions contemplated herein, contains (in each case, as of its date) any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

          4.21 LIENS. There are no Liens affecting any of the Borrower's assets or properties, including the Collateral, other than the Permitted Encumbrances.

          4.22 ASSETS. Borrower has good and marketable title to all of its assets, including without limitation, all Inventory included in the Collateral. All Inventory of Borrower is kept at the location (s) specified in the Security Agreement. All books and records pertaining to the Collateral are kept at the location(s) specified in the Security Agreement.

          SECTION 5. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that until payment in full of the Term Note and full and complete performance of the
Obligations:

          5.01 INFORMATION COVENANTS. Borrower will furnish or cause to be furnished to Lender:

          (a) As soon as available and in any event within 120 days after the close of each fiscal year of Borrower, the balance sheet of Borrower as at the end of such fiscal year and the related statements of operations, of shareholder's equity and of cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year and a report on such balance sheets and financial statements by Arthur Andersen or other independent certified public accountants reasonably acceptable to Lender; which report shall not be qualified as to the scope of audit or as to the status of Borrower as a going concern and shall state that such financial statements present fairly the financial position of the Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for such changes with which the independent certified public accountants concur), and the examination by such accountants was conducted in accordance with generally accepted auditing standards.

          (b) As soon as available after the close of each monthly accounting period in each fiscal year of Borrower, the balance sheet of Borrower as at the end of such monthly period and the related statements of operations, of shareholders' equity and of cash flows for such monthly period and for the elapsed portion of the fiscal year ended with the last day of such monthly period, each such statement to be certified by an appropriate officer of Borrower, which certificate shall state that such statements present fairly the balance sheet and related income, equity interests and cash flows of Borrower as of the dates and for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years (except for such changes with which the independent certified accountants concur) and in each case setting forth comparative figures for the fiscal year budget, subject to normal year-end audit adjustments.

     (c) Together with each delivery of financial statements of Borrower pursuant to Section 5.01(a), a written statement by the independent public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of Sections 5, 6 and 7 of this Agreement as they relate to accounting matters but without having conducted any special auditing procedures in connection therewith, (ii) stating whether, in connection with their audit examination, any condition or event which constitutes a Default or Event of Default has come to their attention, and if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of their audit examination, and (iii) stating that based on their audit examination nothing has come to their attention which causes them to believe that as of the end of such fiscal year there existed a Default or an Event of Default related to the breach of any covenant set forth in Section 5 or 6 as they relate to accounting matters, and if such a condition or event has come to their attention, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto.

     (d) As soon as available, and in any event on the commencement of each fiscal year, a budget of Borrower in reasonable detail for each month of such fiscal year, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based. Together with each delivery of financial statements pursuant to Sections 5.01 (a) and (b), a comparison of the current year to date financial results against the budgets required to be submitted pursuant to this Section 5.01(d) shall be presented

     (e) At the time of the delivery of the financial statements provided for in Sections 5.01 (a) and (b), a certificate of an appropriate officer of each of Borrower to the effect that no Default or Event of Default exists, or, if any Default or Event of Default does exist, specifying the nature and extent thereof;

     (f) Promptly upon receipt thereof, a copy of each annual "management letter" submitted to Borrower by its independent accountants in connection with any annual audit made by them of the books of Borrower.

     (g) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its securityholders of all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower with any securities exchange or with the SEC and of all press releases and other statements made available generally by Borrower to the public concerning material developments in the business of Borrower.

     (h) Prompt written notice (x) of any condition or event which constitutes a Default or Event of Default, (y) that any holder of any note or other evidence of Indebtedness of Borrower has given any notice to Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.04, or (z) of a Material Adverse Effect.

     (i) Prompt written notice of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any property of any of Borrower not previously disclosed to Lender, which action, suit, proceeding, governmental investigation or arbitration which seeks (or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which seek) recovery from Borrower aggregating $100,000 or more. In addition to the requirements set forth in the previous sentence, Borrower upon request shall promptly give notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered to Lender pursuant to this Section 5.01(i) and provide such other information as may be reasonably available to it (exclusive of privileged documents) to enable Lender and its counsel to evaluate such matters.

     (j) On or before the fifteenth (15th) day of each calendar month, a Coverage Ratio Certificate, as of the last day of the previous month, and on or before the last day of each calendar month, a Coverage Ratio Certificate as of the fifteenth (15th) day of such calendar month, in each case, which certifies that the Coverage Ratio of Borrower, after giving effect to all amounts outstanding in respect of the Term Loan and the DFS Assigned Claim, is not less than 2.00 to 1.00.

          (k) Prompt written notice of any condition, event, action or occurrence which has impacted, or with the mere passage of time will impact, the value of the Eligible Collateral by an amount greater than ten percent (10%).

          (l) On or before the fifteenth (15th) day of each calendar month, a report containing a summary aged accounts receivable balance showing all Eligible Accounts of Borrower as of the last day of the immediately preceding month and on or before the last day of each calendar month, a report containing a summary aged accounts receivable balance showing all Eligible Accounts of Borrower, as of the fifteenth (15th) day of such calendar month, in each case in the following categories: 0-30 days; 31-60 days; 61-90 days; 91-120 days; and 121 days and over.

          (m) On the fifteenth (15th) day and last day of each calendar month, an inventory ledger of Borrower, including all Inventory held by Borrower.

          (n) On demand, such other information, including without limitation, Coverage Ratio Certificates, that Lender shall reasonably request.

          5.02 BOOKS, RECORDS AND INSPECTIONS. Borrower will keep true books of records and accounts in which full and correct entries will be made of all of its business transactions and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower will permit officers and designated representatives of Lender to visit and inspect any of the properties or assets of Borrower in whomsoever possession, and to examine the books of account of Borrower (and to make copies thereof at Borrower's expense) and discuss the affairs, finances and accounts of Borrower with, and be advised as to the same by, appropriate officers of Borrower, all at such reasonable times and intervals and to such reasonable extent as Lender may reasonably request.

          5.03 MAINTENANCE OF PROPERTY; LICENSES; INSURANCE.

          (a) Borrower will exercise commercially reasonable efforts to maintain or cause to be maintained in good repair, working order and condition (subject to normal wear and tear) all properties used in its businesses and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

          (b) Borrower will maintain in full force and effect all of its rights, franchises, licenses and permits and other rights in or to use any licenses, patents, processes, trademarks, trade names or copyrights owned or possessed by it, except where such failure to keep in full force and effect such rights, franchises, licenses or permits could not reasonably be expected to have a Material Adverse Effect.

          (c) Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons to the extent that such types and such amounts of insurance are available at commercially reasonable rates. Borrower will furnish to Lender, upon reasonable request, information as to the insurance carried, and will not cancel, without replacement, any such insurance without the reasonable consent of Lender.

          5.04 PAYMENT OF TAXES.   Borrower will pay and discharge all material
taxes, assessments and governmental charges or levies imposed upon it or upon their income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and Borrower will promptly pay and discharge all other taxes, assessments and governmental charges or levies imposed upon each of them or upon their income or profits, or upon any properties belonging to it, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Borrower or cause a failure or forfeiture of title thereto, prior to the date on which material penalties attach thereto; PROVIDED that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings promptly instituted and diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP.

          5.05 MAINTAIN EXISTENCE. Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence rights and authority.

          5.06 COMPLIANCE WITH STATUTES, ETC.   Borrower will comply with all
applicable statutes, including, without limitation, the Bankruptcy Code, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities.

          5.07 PERFORMANCE OF OBLIGATIONS.   Borrower will perform in all
material respects all of their obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which it is bound or to which it is a party, including, without limitation, the Financing Order, except where such nonperformance would not reasonably be expected to have a Material Adverse Effect.

          5.08 END OF FISCAL YEARS; FISCAL QUARTERS. Borrower will, for financial reporting purposes, have each of their (i) fiscal years end on February 28 or 29, and (ii) fiscal quarters end on May 31, August 31, November 30, and February 28 or 29.

          5.09 NOTICE OF LITIGATION. Borrower will promptly notify Lender if it receives: (i) any notice of any violation or administrative or judicial complaint or order having been filed or about to be filed against it, including without limitation, all complaints or orders alleging violations of any law material to its business, including, without limitation, any Environmental Law or (ii) any notice from any Governmental Authority or any other Person alleging that it is or may be subject to any liability under any law material to its business, including, without limitation, or any Environmental Law; and promptly upon receipt thereof, provide the Lender with a copy of such notice together with a statement of the action it has or intends to take with respect thereto. Borrower shall promptly deliver to Lender and its counsel copies of all notices and papers served in connection with the Borrower's chapter 11 case.

          5.10 ENVIRONMENTAL COMPLIANCE.  Borrower will:

          (a) Ensure that the uses of the Facilities and the users of the Facilities are in full compliance with Environmental Laws;

          (b) Ensure that there are no underground storage tanks or surface impoundments at, on or beneath any of the Facilities;

          (c) Ensure that there shall be no Release or Threatened Release of any Hazardous Substances on, under, to, from or around the Facilities; provided, however, that such use, storage and handling of Hazardous Substances customarily engaged in by Borrower in the ordinary the course of business shall not constitute a breach of this provision provided that such use, storage and handling of Hazardous Substances is in full compliance with applicable Environmental Laws;

          (d) In the event of any actual or threatened use, generation, manufacture, refining, transportation, treatment, storage, handling, Release or Threatened Release of Hazardous Substances on, under, to, from or around the Facilities, or in the event of any violation of any Environmental Law:

          (i) immediately take all action and incur all costs, necessary to cure the actual or threatened use, generation, manufacture, refining, transportation, treatment, storage, handling, Release or Threatened Release of Hazardous Substances on, under, to, from or around the Facilities;

          (ii) immediately take all action and incur all costs necessary to cure any violation of Environmental Law and prevent the imposition of any Lien;

          (iii) immediately notify Lender by telephone and confirm immediately in writing, the nature of the actual or threatened use, generation, manufacture, refining, transportation, treatment, storage, handling, Release or Threatened Release of Hazardous Substances on, under, to, from or around the Facilities, or other violation of any Environmental Law, and the detailed response plan of Borrower, and notifications to appropriate Governmental Authorities;

          (iv) thereafter maintain steady oral and written communication with Lender as to the status of the Borrower's actions and costs incurred; and

          (v) post all financial assurances and security required by Lender in its sole and absolute discretion, to secure Borrower's obligations under this paragraph (d).

          SECTION 6. NEGATIVE COVENANTS. Borrower covenants and agrees that while the Term Loan is outstanding, until payment in full of the Term Note and the DFS Assigned Claim, and until full and complete performance of the
Obligations:

          6.01 CHANGES IN BUSINESS. Borrower will not engage in any business other than the manufacture and distribution of golf equipment and accessories.

          6.02 LIENS. Borrower will not directly or indirectly create, incur, assume or permit or suffer to exist any Lien upon or with respect to any item constituting Collateral, whether now owned or hereafter acquired, or sell any such Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except for (i) the Lien of the Security Document relating thereto, (ii) Liens expressly permitted by any Security Document, and (iii) Liens set forth on
Schedule 6.02 to this Agreement, which are herein collectively referred to as "PERMITTED ENCUMBRANCES".

          6.03 INDEBTEDNESS. Borrower will not contract, create, incur, assume or suffer to exist any Indebtedness, except the Indebtedness incurred pursuant to this Agreement, the Term Note and relating to, arising from, or in connection with the DFS Assigned Claim.

          6.04 ADVANCES, INVESTMENTS AND NOTES. Borrower will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except:

          (a)  investments in Cash and Cash Equivalents;

          (b) receivables owing to it and advances to customers and suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; and

          (c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

          6.05 PREPAYMENTS OF INDEBTEDNESS; MODIFICATION OF ORGANIZATIONAL DOCUMENTS. Borrower will not: (a) make (or give any notice in respect of) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of any such Indebtedness other than as permitted pursuant to Section 2, or (b) amend, modify or change any of its organizational documents including, without limitation, its Certificate of Incorporation, or any agreement entered into by Borrower with respect to its capital stock or enter into any new agreement with respect to its capital stock, the result of which is reasonably likely to be adverse to the interests of Lender.

          6.06 DIVIDENDS, ETC. Borrower will not declare or pay or authorize any dividend, distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any of the capital stock or other equity interests of Borrower now or hereafter outstanding (or any warrants or options in respect of such equity interests), or set aside any funds for any of the foregoing purposes.

          6.07 TRANSACTIONS WITH AFFILIATES. Except as otherwise set forth in this Agreement, Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate.

          6.08 SUBSIDIARIES. Borrower shall not form, acquire or permit any Person to become its Subsidiary.

          6.09 DISPOSITION OF ASSETS. Borrower will not engage in any Asset Sale, except that Borrower may sell, assign, transfer, convey, or otherwise dispose of or lease all or any part of its

Inventory, acquired and disposed of in the ordinary course of business.

          6.10 ERISA. Borrower will not adopt, or become obligated to contribute to, or allow any of its ERISA Affiliates to adopt, maintain, or contribute to, a Pension Plan, and Borrower will not become obligated to contribute to, or allow any of its ERISA affiliates to become obligated to contribute to, any Multi-employer Plan.

          6.11 MERGERS AND ACQUISITIONS. Borrower will not acquire any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) or merge with any other Person.

          SECTION 7. EVENTS OF DEFAULT. Each of the following upon its occurrence and during its continuance shall constitute an event of default ("EVENT OF DEFAULT") :

          7.01 PAYMENTS. Borrower shall fail to pay when due any principal of, or interest on, the Term Loan or any fee payable under this Agreement or any of the other Loan Documents and such failure shall continue unremedied for two (2) or more Business Days.

          7.02 REPRESENTATIONS, ETC. Any representation, warranty or statement made or deemed made by Borrower herein, or in any other Loan Document, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

          7.03 COVENANTS. Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6, or
(b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any Loan Document and such default shall continue unremedied for a period of at least fifteen (15) days after the date of such default.

          7.04 DEFAULT UNDER OTHER AGREEMENTS. (a) Borrower shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity, or (b) any such Indebtedness of Borrower shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof.

          7.05 BANKRUPTCY, ETC. Other than as set forth below, Borrower shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against Borrower and the petition is not controverted within 10 days, or is not dismissed or stayed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Borrower; or Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower; or there is commenced against Borrower any such proceeding which remains undismissed and unstayed for a period of 60 days; or Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Borrower makes a general assignment for the benefit of creditors; or any corporate action is authorized by Borrower for the purpose of effecting any of the foregoing provided, however, that the filing by Borrower with the Bankruptcy Court of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on or before January 31, 1997 shall not be deemed to be an Event of Default under this Agreement provided that an interim or emergency order for financing by Lender is entered in such case on or before February 14, 1997.

          7.06 SECURITY DOCUMENTS. Any Security Document shall cease to be in full force and effect, or shall cease to give Lender the Liens, rights, powers and privileges purported to be created thereby, in favor of Lender, superior to and prior to the rights of all third Persons and subject to no Liens other than Liens expressly permitted by this Agreement and the applicable Security Document.

          7.07 JUDGMENTS. One or more judgments or decrees shall be entered against Borrower involving a liability of $100,000 or more in the case of any one such judgment or decree and $100,000 or more in the aggregate for all such judgments and decrees (in either case in excess of the amount covered by insurance as to which the insurance company has acknowledged coverage) and (i) any such judgments or decrees shall not have been vacated, discharged, bonded or enforcement thereof stayed pending appeal within 60 days from the entry thereof or (ii) any enforcement proceeding therefor shall have been commenced.

          Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, Lender shall, by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of Lender, to enforce its claims against Borrower, except as otherwise specifically provided for in this Agreement provided, however, that, if an Event of Default specified in Section 7.05 shall occur, the result which would occur upon the giving of written notice by Lender as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) terminate the Commitment and/or accelerate the Maturity Date and declare the principal of and accrued interest in respect of the Term Note and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower, and/or (ii) enforce any or all of the remedies created pursuant to the Security Documents.

          SECTION 8. MISCELLANEOUS.

          8.01 PAYMENT OF EXPENSES, ETC. Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of Lender (including, without limitation, the reasonable fees and disbursements of counsel to Lender, including Rosenman & Colin LLP) in connection with the negotiation, preparation, execution and delivery of the Loan Documents, in connection with the Borrower's chapter 11 case pending in the Bankruptcy Court, and in connection with the negotiation, documentation and enforcement relating to the DFS Assigned Claim;
(ii) pay all reasonable out-of-pocket costs and expenses of Lender (including, without limitation, the reasonable attorneys' fees and disbursements in connection with the enforcement of, or the preservation of rights under, this Agreement and any of the other Loan Documents (including, without limitation, in any bankruptcy, insolvency, reorganization or similar proceedings) and in connection with the Borrower's chapter 11 case pending in the Bankruptcy Court, and in connection with the negotiation, documentation and enforcement relating to the DFS Assigned Claim); (iii) pay and hold Lender harmless from and against any and all present and future stamp and other similar taxes with respect to this Agreement and the other Loan Documents and save Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to Lender) to pay such taxes;
(iv) pay all filing and recording fees relating to, and taxes and other charges incurred in connection with, perfecting, maintaining and protecting the Liens created or contemplated to be created pursuant to the Security Documents, and
(v) indemnify Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages, costs or expenses (including, without limitation, any and all losses, liabilities, claims, damages, costs or expenses arising out of or relating to any Environmental Laws or Environmental

Condition) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (including, without limitation, the Borrower's chapter 11 case pending in the Bankruptcy Court) (whether or not Lender is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Term Note hereunder or the consummation of any other transactions contemplated in any Loan Document or with respect to the DFS Assigned Claim and the Lender's negotiation, documentation and enforcement thereof, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

          8.02 RIGHT OF SET-OFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, Lender is hereby authorized at any time or from time to time thereafter, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by Lender to or for the credit or the account of Borrower against and on account of the Obligations of Borrower to Lender under this Agreement or under any of the other Loan Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          8.03 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to Borrower to:
Bullet-Cougar Golf Corporation, 2803 S. Yale Street, Santa Ana, California 92704, Attention: Jack Forrest with a copy to: Cox, Castle & Nicholson, LLP, 19800 MacArthur Blvd., Suite 600, Irvine, California 92715, Attention:
Jess Bressi, Esq.; if to Lender, at Lender's Office with a copy to: Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022, Attention: Jeff J. Friedman, Esq. and Pachulski, Stang, Ziehl & Young, 10100 Santa Monica Boulevard, Los Angeles, California 90067, Attention: James Stang, Esq.; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, be effective upon receipt, or when telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when delivered to the telegraph company, cable company or overnight courier, as the case may be, or when sent by telex or telecopier.

          8.04 BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, all future holders of the Term Note, and their respective successors and assigns. Borrower may not assign or delegate any of its rights and obligations hereunder without the prior written consent of Lender.

          (b) Lender shall have the right to transfer or assign all or any part of the Term Note. Lender may furnish any information concerning Borrower in the possession of Lender from time to time to assignees (including prospective assignees).

          8.05 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Lender in exercising any right, power or privilege under this Agreement or under any other Loan Document and no course of dealing between Borrower and Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Lender would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

          8.06 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

          (a) This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and be governed by the laws of the State of California without regard to principles of conflict of laws and to the extent applicable, the Bankruptcy code. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of California or of the United States for the Central District of California, and, by execution and delivery of this Agreement, Borrower and Lender hereby irrevocably accept for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

          (b) Borrower and Lender hereby irrevocably waive any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          8.07 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Borrower and Lender.

          8.08 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          8.09 AMENDMENT OR WAIVER. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the parties hereto.

          8.10 SURVIVAL. The provisions of Section 8.02 shall survive the execution and delivery of this Agreement and the issuance and sale of the Term Note and the repayment of the Obligations.

          8.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          8.12 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

          8.13 ENTIRE AGREEMENT. This Agreement together with the other Loan Documents embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

          8.14 EXECUTION BY FACSIMILE TRANSMISSION. This Agreement may be validly executed and delivered by exchange of executed signature pages by facsimile transmission, provided that original executed signature pages are promptly delivered to each party thereafter by overnight courier.

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                         CLEARWATER FUND IV, LLC


                              By:
                                 --------------------------------------
                                 Name:
                                 Title:


                         BULLET-COUGAR GOLF CORPORATION



                              By: /s/ John A Haas
                                 --------------------------------------
                                 Name: John A. Haas
                                 Title: Pres.

                                  Schedule 2.05

                           Use of Proceeds of the Loan


          Maximum Loan Amount                          $ 1,000,000

          Less: Outstanding Balance Acquired               225,000
          Add:  Receipts Held for Collection                75,000
                                                       -----------

          Loan Proceeds Available                      $   850,000
                                                       -----------



          Planned Purchases:
               Aldila (Shafts)                            250,000
               U.S. Composites (Shafts)                    50,000
               True Temper (Shafts)                        50,000
               Advantage Bag Corporation (Golf Bags)      225,000
                                                       -----------
          Total Planned Inventory Purchases               575,000

          Estimated PGA Expenses                          150,000

          Working Capital (including professional fees)   125,000
                                                       ----------

          Total Planned Uses of Funds                  $  850,000
                                                       ----------


          (All amounts are estimates rounded to nearest $ 5,000)

                       SCHEDULE 4.04 LITIGATION INVOLVING
                         BULLET-COUGAR GOLF CORPORATION




       CAPTION OF             NATURE OF           COURT OR            STATUS OF
       SUIT;                  PROCEEDING          AGENCY AND          DISPOSITION
       INDIVIDUAL                                 LOCATION
       CASE NO.

1.     Stephen Gould          Trade Creditor      Orange              Settled.
       of California,         Dispute.            County              Dismissal
       Inc. v. Debtor                             superior            entered
       Case No.                                   Court               10-15-96.
       762763

2.     William P.             Services            Same as             Settled.
       Jacoby. Case           Contract            above.
       No. 759825             Dispute.

3.     John King,             Trade Creditor      Los Angeles         Settled.
       Inc. v.                Dispute.            Municipal           Dismissal
       Debtor, et al.                             Court -             entered
       Case No.                                   East Los            7-5-96.
       96CO00170                                  Angeles
                                                  Judicial
                                                  District

4.     KZ Golf, Inc.          Purchase Order      Orange              Pending.
       v. Debtor, et          Dispute.            County
       al. Case No.                               Superior
       760637                                     Court

5.     Milton Samuels         Trade Creditor      Supreme             Settled.
       Advertising            Dispute.            Court of
       Agency, Inc.                               the State
       Case No.                                   of New
       600374/96                                  York,
                                                  County of
                                                  New York

6.     Charles J.             Wrongful            Superior            Pending suit
       Losito v.              Termination         Court of            filed
       Debtor et al.,         Dispute.            the State           12/18/96.
       Case No.                                   of
       773112                                     California,
                                                  County of
                                                  Orange.

                                  SCHEDULE 4.06

                             Governmental Approvals

None

                                  SCHEDULE 4.08

                          Material Financial Disclosure


1. On or about December 18, 1996, KZ Golf, Inc., levied a $100,500 writ of attachment against Borrowers assets.

2.   Continuing substantial operating losses.

3. Decision by Borrower on January 8, 1997 to file a Petition under Title 11, United States Code, Chapter 11.

                                  SCHEDULE 4.12

                           Fictitious and Trade Names


1.   Cougar Golf

2.   Bullet Golf

3.   Bullet Golf Ball, Inc.

4.   Quazar Golf

5.   Bullet-Cougar Golf Corporation

                                  SCHEDULE 4.13
                      Patents, Tradenames, Copyrights, etc.


--------------------------------------------------------------------------------
                                   TRADEMARKS
--------------------------------------------------------------------------------
                                     Bullet
--------------------------------------------------------------------------------
     Country          Registration No.                 Renewal
--------------------------------------------------------------------------------

United States             Reg. No. 1,731,294      Renewal due November 10, 1998

Canada                    Reg. No. 409646         Renewal Due March 19, 2008

Canada - Precision Mult.  Reg. No. 220,772        Renewal Due May 27, 2007

Denmark                   Reg. No. 6262/1990      Renewal Due September 21, 2000

France                    Reg. No. 1,533,233      Granted October 24, 1989

Hong Kong                 Reg. No. 2925 of 1991   Renewal Due March 10, 2010

Republic of Korea         Reg. No. 187,566        Renewal on January 23, 2000

New Zealand               Trademark No. 189192    Granted November 24, 1988

Singapore                 Reg. No. S/1502/89      Renewal Due March 13, 2010

South Africa              Reg. No. 89/1786        Renewal Due March 2, 1999

Spain                     Reg. No. 1245703        Renewal Due 2002

Sweden                    Reg. No. 881725

United Kingdom            Reg. No. 1310481        Renewal May 20, 2008

West Germany              Reg. No. 1150709        Renewal Due January 26, 1999
--------------------------------------------------------------------------------
                                     Cougar
--------------------------------------------------------------------------------
United States             Reg. No. 1,238,582      Renewal Due May 17, 2003

Canada                    Reg. No. 296,777        Renewal Due November 2, 1999

Hong Kong                 Reg. No. 1512 of 1982   Renewal Due November 30, 2002

Philippines               Reg. No. 40420          Renewal Due August 12, 1999

Singapore                 Reg. No. S2811/89       Renewal Due May 5, 2010

South Africa              Reg. No. 89/4024        Renewal Due May 8, 1999

Taiwan                    Reg. No. 188685         Renewal Due August 31, 2002
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               Cartridge Container
--------------------------------------------------------------------------------
United States             Reg. No. 1,614,012      Renewal Due September 18, 1996
--------------------------------------------------------------------------------
Japan                     Reg. No. 2520328        Renewal Due March 31, 2003
--------------------------------------------------------------------------------
United Kingdom            Reg. No. 1447514        Renewal Due October 18, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                           PATENTS
----------------------------------------------------------------------------------------------------------------
      Name                       Country               Patent No.              Expiration Date
----------------------------------------------------------------------------------------------------------------
Double Diamond Grip           United States            5,348,303                September 20, 2014
----------------------------------------------------------------------------------------------------------------
Easy Roller Golf Bag          United States            DES 348,567              July 12, 2014
----------------------------------------------------------------------------------------------------------------
High Roller Travel Cover      United States            5,265,894                November 30, 2013
----------------------------------------------------------------------------------------------------------------
Hollow Point Golf Head        United States            DES 352,324              November 8, 2014
                              United Kingdom           Reg. 2032317             February 12, 2018
                              Australia                Reg. 119128              Renewal: June 8, 1999
----------------------------------------------------------------------------------------------------------------
Powerlock Glove               United States            DES 323,911              February 11, 2009
----------------------------------------------------------------------------------------------------------------
GA Putter                     United States            5,135,229                August 4, 2009
----------------------------------------------------------------------------------------------------------------
DFS Square Dimple Golf        United States            5,106,096                April 21, 2009
Ball
----------------------------------------------------------------------------------------------------------------
Retractable Towel System      United States            Applied for &            Not Yet Applicable
                                                       received Serial
                                                       No. 08/162,264
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 4.19
                               Material Agreements

--------------------------------------------------------------------------------
Parties        Date of        Status      Termination        Key Terms
               Agreement                  Date               of
                                                             Agreement
--------------------------------------------------------------------------------

Aldila and      6-17-96       Pending      Assuming 1-       Exclusive
Borrower                                   31-97             supply
                                           purchase          agreement
                                           obligations       for Uni-
                                           met, 12-31-       Hoop
                                           97                spring-
                                                             loaded
                                                             tip,
                                                             graphite
                                                             golf club
                                                             shaft
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 6.02
                             PERMITTED ENCUMBRANCES



1.   Xerox Corporation - Copier Machine Lease


2.   Advanta Business Services - Telephone Equipment

                                                                       Exhibit A


                            FORM OF BORROWING NOTICE


                                                            _____________, 199__

Clearwater Fund IV, LLC
611 Druid Road East #200
Clearwater, Florida 34616

     This Borrowing Notice is delivered to you under Section 2.04 of the Loan Agreement dated as of January 16, 1997 (as such Loan Agreement may be amended, modified or supplemented, the "Loan Agreement") between Bullet-Cougar Golf Corporation (the "Borrower") and Clearwater Fund IV, LLC (the "Lender").

     Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Loan Agreement.

     The Borrower hereby requests that a Loan be made to it in the aggregate principal amount or $____________________on ___________,199__. Please wire the proceeds of the Loan into the following account:

____________________________________.

     IN WITNESS WHEREOF, the Borrower has authorized this request to be executed and delivered, as of this ___ day of __________, 199__.

                              BULLET-COUGAR GOLF CORPORATION


                              By:
                                 ---------------------------------
                                 Name:
                                 Title:

                            FORM OF BORROWING NOTICE

                                                          _______________, 199__

Clearwater Fund IV, LLC
611 Druid Road East #200
Clearwater, Florida 34616

          This Borrowing Notice is delivered to you under Section 2.04 of the Loan Agreement dated as of January 16, 1997 (as such Loan Agreement may be amended, modified or supplemented, the "Loan Agreement") between Bullet-Cougar Golf Corporation (the "Borrower") and Clearwater Fund IV, LLC (the "Lender").

          Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Loan Agreement.

          The Borrower hereby requests that a Loan be made to it in the aggregate principal amount of $___________________ on _______________, 199__.
Please wire the proceeds of the Loan into the following account:


______________________________.

          IN WITNESS WHEREOF, the Borrower has authorized this request to be executed and delivered, as of this ____ day of ______________, 199__.

                                   BULLET-COUGAR GOLF CORPORATION


                                   By:
                                      --------------------------------
                                      Name:
                                      Title:

                       FORM OF COVERAGE RATIO CERTIFICATE              Exhibit B


                                                             ____________, 199__


TO:       Clearwater Fund IV, LLC

     This Coverage Ratio Certificate is made by the undersigned, Bullet-Cougar Golf Corporation (the "Borrower"), pursuant to the Loan Agreement dated as of January 16, 1997 (as such Loan Agreement may be amended, modified or supplemented, the "Loan Agreement"), between Borrower and Clearwater Fund IV, LLC.

     Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Loan Agreement.

                                    As of           Date:________________, 199__

1.   Eligible Collateral

     a.   Eligible Accounts                            $_______________________

     b .  Inventory Value                              $_______________________


     c.   Total Eligible Collateral (Item              $_______________________
          la+Item lb)

2.   Outstanding Principal Amount of
     Loans                                             $_______________________

3.   DFS Claims Purchase Amount                        $_______________________

4.   Coverage Ratio

     a.   Total Eligible Collateral (Item
          lc)

     b.   Outstanding Principal Amount of              $_______________________
          Loans plus DFS Claims Purchase
          Amount (Item 2 + Item 3)

     c.   Coverage Ratio (Item 1c to                   $_______________________
          Item 4b)

4.   CERTIFICATION

     The undersigned Borrower hereby certifies as follows:

     1.   The above computation and information is correct;

     2. Each Eligible Account and the Inventory Value included in the Coverage Ratio for the computation set forth above satisfy the requirements of an Eligible Account and Inventory Value, respectively;

                                        BULLET-COUGAR GOLF CORPORATION


                                        By:
                                           ----------------------------
                                           Name:
                                           Title:

                                                                       Exhibit C
                                 PROMISSORY NOTE
U.S. $777,061.61                                              New York, New York
                                                                January 16, 1997

          FOR VALUE RECEIVED, Bullet-Cougar Golf Corporation, a Nevada corporation (the "Borrower"), hereby promises to pay to the order of Clearwater Fund IV, LLC a Delaware limited liability company (the "Lender"), in lawful money of the United States of America in immediately available funds, at the location and in the manner designated in the Loan Agreement (described below) on the Maturity Date, the principal sum of SEVEN HUNDRED SEVENTY-SEVEN THOUSAND SIXTY ONE DOLLARS AND SIXTY ONE CENTS (777,061.61) pursuant to the terms and on the conditions set forth in the Loan Agreement. The Company also promises to pay interest on the unpaid principal balance hereof and other amounts payable under the Loan Agreement from the date hereof until paid at the rates, in the manner and at the times provided in the Loan Agreement.

          This is the Term Note referred to in the Loan Agreement dated as of January 16, 1997 between the Borrower and the Lender (as amended or modified in accordance with its terms, the "Loan Agreement; capitalized terms used herein but not otherwise defind have the meaning ascribed to such terms in the Loan Agreement), evidences the Term Loan made by the Lender thereunder, shall be subject to the provisions thereof and is entitled to the benefits thereof and of the Loan Documents. As provided in the Loan Agreement, this Term Note is subject to mandatory and voluntary prepayment, in whole or in part.

          In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Term Note may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

          The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Term Note.

          THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW.


                         BULLET-COUGAR GOLF CORPORATION

                         By:
                            -----------------------------
                            Name:
                            Title:

                                SCHEDULE TO NOTE


               Amount of           Outstanding
               Principal or          Principal
               Interest Paid         Balance           Notation
     Date      This Date             This Date         Made By
     ----      -------------         ---------         -------

                      GENERAL SECURITY AGREEMENT                 Exhibit D


     GENERAL SECURITY AGREEMENT dated as of January 16, 1997, made by Bullet-Cougar Golf Corporation, a Nevada corporation (the "Borrower") in favor of Clearwater Fund IV, LLC, a Delaware limited liability company (the "Secured Party").


                              W I T N E S S E T H:


     WHEREAS, simultaneously herewith, Borrower and the Secured Party are entering into a Loan Agreement dated the date hereof (hereinafter as at any time amended or supplemented called the "Loan Agreement"); and

     WHEREAS, the obligations of the Secured Party to consummate the transactions described in the Loan Agreement are subject to the condition, among others, that the Borrower execute and deliver this Security Agreement and grant the security interest hereinafter described; and

     WHEREAS, the Borrower has agreed to grant the Secured Party a perfected first Lien and security interest in the assets and properties of the Borrower as set forth below in order to secure the payment in full and performance of all Obligations of the Borrower under the Loan Documents.

     NOW, THEREFORE, for good and valuable consideration, the Borrower and the Secured Party agree as follows:

     1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

     2. Security Interest. To secure payment and performance as and when due of the Obligations of the Borrower under each and any Loan Document, the Borrower hereby assigns, mortgages, pledges, hypothecates, transfers and sets over to the Secured Party and grants to the Security Party a perfected first Lien on and security interest in all the tangible and intangible personal property of the Borrower, whether now owned or hereafter acquired, including, but not limited to:

          (i) all inventory, including, without limitation (x) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the Borrower's business, wherever located and whether in the possession of the Borrower or any other Person, (y) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service, wherever located and whether in the possession of Borrower or any other Person, and (z) all goods returned to or repossessed by the Borrower ("Inventory");

          (ii) all Real Property;

          (iii) all of Borrower's general intangibles, instruments, securities, credits, claims, demands, documents, letters of credit and letter of credit proceeds, chattel paper, documents of title, certificates of title, certificates of deposit, warehouse receipts, bills of lading, books and records, leases which are permitted to be assigned or pledged, deposit accounts, money, tax refund claims, contract rights which are permitted to be assigned or pledged, and other rights (including all rights to the payment of money) (hereinafter "Intangibles");

          (iv) all of Borrower's intellectual property, including, without limitation, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, technical knowledge and processes, formal or informal licensing arrangements which are permitted to be assigned or pledged, blueprints, technical specifications, computer software (including proprietary software), copyrights, copyright applications and other trade secrets and all embodiments thereof, and rights thereto including, without limitation, all of the trademarks, trademark applications, service marks and service mark applications listed on Schedule I hereto and all of the Borrower's rights to use the patents, trademarks, service marks, or other property of the aforesaid nature of other Persons now or hereafter license to the Borrower, together with the goodwill of the business symbolized by or connected with the Borrower's trademarks, service marks, licenses and the other rights under this subsection (hereinafter "Intellectual Property");

          (v) all of Borrower's equipment, including, without limitation, machinery, equipment, office equipment and supplies, computers (including mainframe processors and remote terminals) and related equipment, furniture, furnishings, tools, tooling, jigs, dies, fixtures, manufacturing, implements, fork lifts, trucks, trailers, motor vehicles, and other equipment (hereinafter "Equipment"); and

          (vi) any and all additions and accessions and the replacements, proceeds, and products thereof, including all accounts receivable, insurance proceeds, claims for losses and claims for damages arising from any Inventory, Intangibles, Real Property, Intellectual Property or Equipment (all of the foregoing are hereinafter collectively referred to as the "Collateral").

     3.  Borrower's Title; Liens and Encumbrances.

     The Borrower represents and warrants that the Borrower is, or to the extent that this Agreement states that the Collateral is to be acquired after the date hereof, will be, the owner of the Collateral, having good and marketable title thereto, free from any and all Liens other than Permitted Encumbrances. The Borrower will not create or assume or permit to exist any Lien on or against the Collateral except as created by this Security Agreement and as permitted by the Loan Agreement, and the Borrower will promptly notify the Secured Party of any such Lien on or against the Collateral and will defend the Collateral against any Lien.

     4.  Representations, Warranties and Covenants.

     The Borrower hereby represents, warrants and covenants that:

          (a) (i) The Borrower has no place of business or offices where its books of account and records are kept, or places where the Collateral is used, stored or located, except as set forth in Schedule II annexed hereto, and (ii) it will provide the Secured Party with at least thirty (30) days prior written notice of any change in the foregoing representation. The Borrower shall at all times maintain its records as to the Collateral at its chief place of business as indicated in Schedule II hereto. Except for Collateral delivered to the Secured Party, the Borrower will not store, use or locate any of the Collateral at any place other than those listed in Schedule II annexed hereto;

          (b) The Borrower currently uses no business or trade names. The Borrower shall not change its name, identity, taxpayer identification number or organizational structure in any manner or add or create any business or trade names unless the Borrower shall have given the Secured Party at least thirty
(30) days prior written notice thereof;

          (c) The Borrower is the sole owner of, and has good and marketable title to the Collateral. The Borrower has not granted and will not grant any Liens with respect to the Collateral except as permitted by this Agreement and the Loan Agreement;

          (d) The Collateral shall not be misused or abused, wasted, or allowed to deteriorate except for ordinary wear and tear occasioned by its intended primary use and loss or damage due to unavoidable casualty;

          (e) The Borrower shall pay or cause to be paid when due all rents, royalties, or other amounts payable, and perform or cause to be performed each of its obligations when performable, under all agreements and other instruments affecting the Collateral or any part thereof, and will do all things necessary to keep unimpaired the Borrower's rights thereunder;

          (f) The Collateral shall be kept only at the facilities of the Borrower designated on Schedule I hereto unless the Borrower notifies Secured Party in writing and Secured Party consents in advance to its removal to another location. The Collateral may be inspected by Secured Party at any reasonable time;

          (g) The Collateral shall be used by the Borrower only for the purpose of operating and conducting the business of the Borrower and will remain in the Borrower's possession or control at all times except that the Borrower may sell, lease, transfer or otherwise dispose of portions of the Collateral as permitted by the Loan Agreement.

          (h) The Borrower shall pay all taxes on the Collateral promptly and when due; provided, however, that the Borrower may contest any taxes in good faith and through proper proceedings if adequate reserves therefor have been established in accordance with generally accepted accounting principles and are being maintained by the Borrower;

          (i) The Borrower will not create, incur, assume or permit to exist any Indebtedness to any Person or entity except as permitted by the Loan Agreement;

          (j) The Borrower will not violate any law, statute, ordinance, rule or regulation of any government, governmental body, agency or authority (federal, state or local) in any material respect in connection with its use of the Collateral and conduct of the business of the Borrower, including, but not limited to, Environmental Laws.

     5.   Perfection of Security Interest; Release of Collateral.

          (a) The Borrower will from time to time join with the Secured Party in executing one or more financing statements pursuant to the UCC or other notices appropriate under applicable law in form satisfactory to the Secured Party and will pay all filing or recording costs with respect thereto, and all costs of filing or recording this Agreement or any other instrument, agreement or document executed and delivered pursuant hereto or to the Loan Agreement (including the cost of all federal, state or local mortgage, documentary, stamp or other taxes). The Borrower shall take all action necessary or appropriate to maintain such filings in full force and effect. The Borrower hereby authorizes the Secured Party to take all action (including, without limitation, the filing of any UCC Financing Statements or amendments thereto without the signature of the Borrower) which the secured Party may deem necessary or desirable to perfect or otherwise protect the Liens created hereunder and to obtain the benefits of this Agreement.

     6. General Covenants.

     The Borrower shall:

          (a) furnish the Secured Party from time to time written statements and schedules further identifying and describing the Collateral in such detail as the Secured Party may reasonably require and giving the location of such Collateral;

          (b) advise the Secured Party promptly, in sufficient detail, of any substantial change in the Collateral, and of the occurrence of any event which would have a material effect on the value of the Collateral or on the Secured Party's security interest therein;

          (c) comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of the Borrower's business, provided that the Borrower may contest any acts, rules, regulations, orders and directions or such bodies or officials in any reasonable manner which will not, in the reasonable opinion of the Secured Party, adversely affect the rights or the priority of the Secured Party's Lien on the Collateral;

          (d) perform and observe all covenants, restrictions and conditions contained in the Loan Documents providing for payment of taxes, maintenance of insurance and otherwise relating to the Collateral, as though such covenants, restrictions and conditions were fully set forth in this Agreement;

          (e) promptly notify the Secured Party of all disputes involving amounts in excess of $100,000; and

          (f) promptly execute and deliver to the Secured Party such further deeds, mortgages, assignments, security agreements or other instruments, documents, certificates and assurances and take such further action as the Secured Party may from time to time in its sole discretion deem necessary to perfect, protect or enforce the Secured Party's security interest in the Collateral or otherwise to effectuate the intent or this Agreement and the Loan Documents.

     7. Fixtures.

     It is the intent of the Borrower and the Secured Party that none of the Collateral is or shall be regarded as fixtures, as that term is used or defined in Article 9 of the UCC, and the Borrower represents and warrants that it has not made and is not bound by any lease or other agreement which is inconsistent with such intent. Nevertheless, if the Collateral or any part thereof is or is to become attached or affixed to any real estate, the Borrower will furnish the Secured Party with a disclaimer or subordination in form satisfactory to the Secured Party of their interests in the Collateral from all persons having an interest in the real estate to which the Collateral is attached or affixed, together with the names and addresses of the record owners of, and all other persons having interest in, and a general description of, such real estate.

     8.   Rights and Remedies on Default.

     In the event of the occurrence of and during the continuation of any Event of Default, the Secured Party shall at any time thereafter have the right, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law, with or without notice to the Borrower, as to any or all of the Collateral, including, but not limited to:

          (a) by any available judicial procedure or without judicial process, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral;

          (b) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation the Intangibles) constituting Collateral to make any payment required by the terms of such instrument or agreement directly to Secured Party PROVIDED, HOWEVER, that in the event that any such payments are made directly to Borrower prior to the receipt by any such obligor of such instruction, Borrower shall segregate all amounts received pursuant thereto in a separate account and pay the same promptly to Secured Party;

          (c) to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such terms and conditions, all as the Secured Party may deem advisable, and it shall have the right with funds advanced by the Secured Party, to purchase at any such sale; and, if any Collateral shall require rebuilding, repairing, maintenance, preparation, or is in process or other unfinished state, the Secured Party shall have the right to do such rebuilding, repairing, preparation, processing or completion of manufacturing, for the purpose of putting the Collateral in such saleable or disposable form as the Secured Party shall deem appropriate;

          (d) apply for and have a receiver appointed by a court of competent jurisdiction in order to manage, protect and preserve the Collateral, continue the operation of the Borrower and collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payments due Secured Party until a sale or other disposition of such Collateral shall be finally made and consummated.

     At the request of the Secured Party the Borrower shall assemble the Collateral and make it available to the Secured Party at places which the Secured Party shall select, whether at the Borrower's premises or elsewhere, and make available to the Secured Party, without rent, all of the Borrower's premises and facilities for the purpose of the Secured Party's taking possession of, removing or putting the Collateral in saleable or disposable form.

     The Borrower hereby irrevocably appoints the Secured Party, its successors and assigns, the Borrower's true and lawful attorney to execute in the name of the Borrower, to the extent permissible, the applications, certificates, instruments and other documents referred to in Paragraph 2(b) and this Section 8, should the Borrower, after request from Secured Party, fail to do so.

     The proceeds of any such sale, lease or other disposition of the Collateral shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like, and to the reasonable attorneys' fees and legal expenses incurred by the Secured Party, the balance shall be applied by the Secured Party to (i) the payment of the balance of principal and interest on the Note and (ii) to the payment of any remaining Obligations under the Loan Documents. If, upon the sale, lease or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Party is legally entitled, the Borrower will be liable for the deficiency, and the reasonable fees of any attorneys employed by the Secured Party and to collect such deficiency. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands against the Secured Party arising out of the repossession, removal, retention or sale of the Collateral.

     9.   COSTS AND EXPENSES.

     Any and all fees, costs and expenses, of whatever kind or nature, including the reasonable attorneys' fees and legal expenses incurred by the Secured Party, in connection with the filing or recording of financing statements and other documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, insurance premiums, encumbrances or otherwise protecting, maintaining or preserving the Collateral, or the enforcing, foreclosure, retaking, holding, storing, processing, selling or otherwise realizing upon the Collateral and the Secured Party's security interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or related to the transaction to which this Agreement relates, shall be borne and paid by the Borrower on demand by the Secured Party.

     10.  POWER OF ATTORNEY.

     In the event of the occurrence of and during the continuation of any Event of Default, the Borrower authorizes the Secured Party and does hereby make, constitute and appoint the Secured Party, and any officer or agent of the Secured Party, with full power of substitution, as the Borrower's true and lawful attorney-in-fact, with power, in its own name or in the name of the
Borrower: (a) to endorse any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Secured Party; (b) to sign and endorse any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to Collateral; (c) to pay or discharge any taxes or Liens, at any time levied or placed on or threatened against the Collateral; (d) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; and (e) generally, to do, at the Secured Party's option and at the Borrower's expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve and realize upon the Collateral and the Secured Party's security interest therein in order to effect the intent of this Agreement and the other Loan Documents all as fully and effectually as the Borrower might or could do; and the Borrower hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.

     11.  NOTICES.

     Except as otherwise provided herein, all notices, requests, reports and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communications) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to Borrower to: Bullet-Cougar Golf Corporation, 2803 S. Yale Street, Santa Ana, California 92704, Attn: Jack Forrest, Telecopier: (714) 966-1535 with a copy to: Cox, Castle & Nicholson, LLP 19800 MacArthur Blvd.; Suite 600, Irvine, California 92715, Attn: Jess Bressi, Esq., Telecopier: (714) 476-0256; if to the Secured Party: Clearwater Funds IV, LLC, 611 Druid Road East #200, Clearwater, Florida 34616, Attn: Gerard Melia, Telecopier: (813) 443-0143, with a copy to: Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022, Attn: Jeff J. Friedman, Telecopier:
(212) 940-8776; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, be effective upon receipt, or when telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when delivered to the telegraph company, cable company ir overnight courier, as the case may he, or when sent by telex or telecopier.

     12.  OTHER SECURITY

          To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other Person, then the Secured Party shall have the right in its sole discretion to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of the rights and remedies of the Secured Party hereunder.

     13.  INDEMNITY.

          The Borrower covenants and agrees to indemnify the Secured Party against any and all claims, suits, losses, penalties, demands, causes of action and judgments of any nature whatsoever and all liabilities and indebtedness of any and every kind and nature now or hereafter owing arising, due or payable, including all costs and expenses (including reasonable attorneys' fees and expenses) (all of the foregoing being herein collectively called "LIABILITIES"), which may be imposed on, incurred by or asserted against any of them as a result of any investigation, litigation or proceeding brought or threatened by any Person and which arise out of or are connected with the security interest in the Collateral held by the Secured Party. The Borrower shall defend and pay all costs, expenses and judgments incurred by it or the Secured Party in any action brought by the Secured Party pursuant to this Agreement whether under or pursuant to any Purchase Documents, and the Borrower will save, indemnify and keep the Secured Party harmless from and against all expenses, loss or damage suffered by reason of any defense, set-off, counterclaim or recoupment whosoever, except if solely due to the gross negligence or willful misconduct of the Secured Party. The Borrower shall pay, indemnify, and hold the Secured Party, and its authorized agents, officer, employees and attorneys-in-fact harmless on demand from and against any and all liabilities, with respect to the execution, delivery, consummation waiver, consent, amendment, enforcement, performance and administration of this Agreement, the Loan Agreement and the other Loan Documents and the use by the Borrower of the proceeds; provided, however, that the Borrower shall not have any obligation with respect to Liabilities arising solely and directly from the gross negligence or willful misconduct of the Secured Party. The obligations of the Borrower under this
Section 13 shall survive the termination of this Agreement.

     14.  MISCELLANEOUS.

          (a) Beyond the safe custody thereof, the Secured Party shall have no duty as to the collection of any Collateral in its possession or control or in the possession or control of any agent or nominee of the Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

          (b) No course of dealing between the Borrower and the Secured Party, nor any failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          (c) All of the Secured Party's rights and remedies with respect to the Collateral, whether established hereby or by any other agreements, instruments or documents or by law, shall be cumulative and may be exercised singly or concurrently.

          (d) The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

          (e) Any provision of this Agreement may be amended only by an instrument in writing signed by the Borrower and the Secured Party and any provision of this Agreement may be waived by the Secured Party.

          (f) The benefits and burdens of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; PROVIDED, HOWEVER, that the rights and obligations of the Borrower under this Agreement shall not be assigned or delegated without the prior written consent of the Secured Party and any purported assignment or delegation without such consent shall be void.

     15.  TERM OF AGREEMENT.

     The term of this Agreement shall commence an the date hereof and this Agreement shall continue in full force and effect, and be binding upon the Borrower, until all of the Obligations have been fully paid and performed.

     16.  COUNTERPARTS.

     This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Borrower and Secured Party.

     17. EXECUTION BY FACSIMILE TRANSMISSION. This Agreement may be validly executed and delivered by exchange of executed signature pages by facsimile transmission, provided that original executed signature pages are promptly delivered to each party thereafter by overnight courier.

     WITNESS the execution hereof as of the day and year first above written.

                                        BULLET-COUGAR GOLF CORPORATION


                                   By:
                                        ---------------------------------
                                        Name:
                                        Title:

     WITNESS the execution hereof as of the day and year first above written.


                                           BULLET-COUGAR GOLF CORPORATION

                                       By:
                                           --------------------------------
                                           Name:
                                           Title:

                                           CLEARWATER FUND IV, LLC

                                       By:
                                           --------------------------------
                                           Name:
                                           Title:

                                   SCHEDULE I

                                   SCHEDULE II